UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 12, 2024

Whole Earth Brands, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38880	38-4101973
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

125 S. Wacker Drive

Suite 1250
Chicago, IL 60606

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (312) 840-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	FREE	The NASDAQ Stock Market LLC
Warrants to purchase one-half of one share of common stock	FREEW	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Merger Agreement

Overview

On February 12, 2024, Whole Earth Brands, Inc., a Delaware corporation (the “Company”), entered into an Agreement of Merger (the “Merger Agreement”) with Ozark Holdings, LLC, a Delaware limited liability company (“Parent”) and Sweet Oak Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”). Upon the terms and subject to the conditions set forth in the Merger Agreement, upon the closing of the transaction, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent.

A special committee (the “Special Committee”) of the board of directors (the “Board”) of the Company, consisting solely of disinterested members of the Board, has unanimously (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby (the “Transactions”), including the Merger, are fair to and in the best interests of the Company and the holders of shares of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) (excluding the holders of Company Excluded Shares, as defined below), (ii) recommended to the disinterested members of the Board that the Board (A) adopt resolutions approving, adopting and declaring advisable the Merger Agreement and the Transactions and (B) submit the Merger Agreement and the Merger to the Company’s stockholders for adoption and approval at a special meeting of the Company’s stockholders to consider the proposed transaction (the “Company Stockholders Meeting”), and (iii) recommended to the disinterested members of the Board that the Board recommend that the Company’s stockholders vote for the adoption of the Merger Agreement and the Merger at the Company Stockholders Meeting.

The disinterested members of the Board, acting in reliance upon the recommendation of the Special Committee, have (i) determined that the Merger Agreement and the Transactions, including the Merger, are fair to and in the best interests of the Company and the holders of Company Common Stock (other than the holders of Company Excluded Shares), (ii) approved and declared advisable the execution, delivery and performance of the Merger Agreement and the Transactions, and (iii) resolved to recommend that the holders of Company Common Stock vote for the adoption and approval of the Merger Agreement and the Merger.

Merger Consideration

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock owned by the Company or any of the Company’s wholly owned subsidiaries or Parent or any of Parent’s affiliates (collectively, “Company Excluded Shares) and (ii) dissenting Company Common Stock) will be converted into the right to receive cash consideration equal to $4.875 per share of Company Common Stock (the “Per Share Merger Consideration”), as more thoroughly described in the Merger Agreement.

Representations and Warranties; Covenants

The Merger Agreement contains customary representations, warranties and covenants of the Company, Parent and Merger Sub, including, among others, covenants by the Company (i) to conduct its business in the ordinary course during the period between the execution of the Merger Agreement and consummation of the Merger and (ii) not to engage in certain expressly enumerated transactions during such period. Under the terms of the Merger Agreement, the Company is subject to a customary “no-shop” provision that restricts the Company and its representatives from soliciting a Takeover Proposal (as defined in the Merger Agreement) from third parties or providing information to or participating in any discussions or negotiations with third parties regarding any Takeover Proposal. However, prior to the receipt of the requisite approval of the holders of Company Common Stock, the “no-shop” provision permits the Company, under certain circumstances and in compliance with certain obligations set forth in the Merger Agreement, to provide non-public information and engage in discussions and negotiations with respect to an unsolicited Takeover Proposal that would reasonably be expected to lead to a Superior Proposal (as defined in the Merger Agreement).

As promptly as possible following the date hereof, (i) the Company shall prepare and cause to be filed with the Securities and Exchange Commission (the “SEC”) a proxy statement on Schedule 14A and (ii) the Company and Parent shall jointly prepare and cause to be filed with the SEC a Rule 13E-3 transaction statement on Schedule 13E-3 relating to the adoption of the Merger Agreement by the Company’s stockholders (the “Schedule 13E-3”).

Treatment of Company Warrants

Pursuant to the Merger Agreement, each warrant to purchase shares of Company Common Stock outstanding immediately prior to the Effective Time shall be treated in the manner set forth in the Amended and Restated Warrant Agreement, dated as of June 25, 2020 (the “Warrant Agreement”), by and between the Company and Continental Stock Transfer & Trust Company, in its capacity as warrant agent under the Warrant Agreement (the “Warrant Agent”). Pursuant to the Warrant Agreement, from and after the Effective Time, each such warrant shall, without any action on the part of the holder thereof, cease to represent a warrant to purchase shares of Company Common Stock and instead represent a right by the holder upon any subsequent exercise of such warrant to receive the Per Share Merger Consideration, provided that if the holder of such warrant properly exercises such warrant within thirty (30) days following the public disclosure of the consummation of the Merger in a current report on Form 8-K, the exercise price of such warrant will be reduced by an amount equal to the difference (but in no event less than zero) of (i) the exercise price of such warrant in effect prior to such reduction minus (ii) (A) the Per Share Merger Consideration minus (B) the Black-Scholes value of such warrant (determined in accordance with the Warrant Agreement). At or as promptly as practicable after the Effective Time, the Surviving Company shall enter into an amendment to the Warrant Agreement with the Warrant Agent providing for the delivery of the Alternative Issuance (as defined in the Warrant Agreement) that occurs as a result of the consummation of the Merger.

Treatment of Company Equity Awards

Pursuant to the Merger Agreement, at the Effective Time, each (i) award of restricted Company Common Stock shall become immediately fully vested and treated as a share of Company Common Stock issued and outstanding immediately prior to the Effective Time, (ii) each restricted stock unit award with respect to shares of Company Common Stock shall become fully vested and, after giving effect to such vesting, automatically be cancelled and converted into the right to receive an amount in cash (less any applicable tax withholding) equal to (A) the total number of shares of Company Common Stock underlying such award, multiplied by (B) the Per Share Merger Consideration, and (iii) each performance-based restricted stock unit award with respect to shares of Company Common Stock shall become fully vested based on target level achievement of all performance targets (without application of any modifier) and, after giving effect to such vesting, automatically be cancelled and converted into the right to receive an amount in cash (less any applicable tax withholding) equal to (Y) the total number of shares of Company Common Stock underlying such award, multiplied by (Z) the Per Share Merger Consideration.

Closing Conditions

The consummation of the Merger is subject to customary conditions, including, among others, (i) approval of the Merger by (a) the holders of a majority in voting power of the outstanding Company Common Stock, voting as a single class, and (b) the holders of sixty-six and two-thirds percent of the outstanding Company Common Stock not owned by Parent or any Parent Affiliated Persons (as defined in the Merger Agreement) (together, the “Company Requisite Vote”), (ii) the absence of any law or order prohibiting the consummation of the Merger, (iii) the expiration of any waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of any approvals required by all other required clearances, consents and approvals from specified antitrust, foreign investment and other regulatory authorities, and (iv) other customary closing conditions relating to the representations, warranties and covenants of each of Company, Parent and Merger Sub, as well as the absence of any Company Material Adverse Effect (as defined in the Merger Agreement).

Termination

The Merger Agreement contains certain termination rights for each of the Company and Parent, including (i) the right to terminate the Merger Agreement at any time prior to the Effective Time by the mutual written consent of Parent and the Company and (ii) the right of either party to terminate the Merger Agreement if (A) the Merger is not consummated on or before August 12, 2024 (the “Outside Date”), (B) any laws or governmental orders prohibit the consummation of the Merger, so long as the terminating party has not breached in any material respects its obligation to use its reasonable best effort to obtain any necessary governmental or contractual approvals required in connection with the Merger, and (C) the Company Requisite Vote is not obtained.

Parent has the further right to terminate the Merger Agreement at any time prior to the Effective Time if (a) prior to the time the Company Requisite Vote is obtained, the Board has withdrawn or modified in any manner adverse to Parent its approval or recommendation of the Merger in connection with a Superior Proposal (as defined in the Merger Agreement) (a “Change of Board Recommendation”) or (b) the Company shall have breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement which would give rise to the failure of a closing condition and such breach is not capable of being cured prior to the Outside Date or has not been cured within thirty business days after notice of such breach is provided to Parent, so long as either of Parent or Merger Sub is not then in material breach of any representation, warranty, agreement or covenant contained in the Merger Agreement.

The Company has the further right to terminate the Merger Agreement at any time prior to the Effective Time if (x) prior to obtaining the Company Requisite Vote, the Board has determined to accept a Superior Proposal and enter into an Alternative Acquisition Agreement (as defined in the Merger Agreement) (a “Company Alternative Transaction”), (y) Parent shall have breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach would give rise to a failure of a closing condition and such breach is not capable of being cured prior to the Outside Date or has not been cured within thirty business days after notice of such breach is provided to the Company, so as long as the Company is not then in material breach of any representation, warranty, agreement or covenant contained in the Merger Agreement (a “Parent Breach”), or (z) all of the closing conditions have been satisfied, the Company is prepared, willing and able to consummate the Merger, and Parent fails to consummate the Merger in accordance with the terms of the Merger Agreement (a “Parent Failure to Close”).

In the event that the Merger Agreement is terminated either (i) by the Company, in the event of a Company Alternative Transaction, or (ii) by Parent, in the event that a Change of Board Recommendation has occurred, then, in each instance, concurrently with any such termination, the Company has agreed to pay Parent a termination fee equal to $20 million.

The Merger Agreement also provides that Parent is required to pay the Company a termination fee of $40 million under certain specified circumstances, including a Parent Breach or a Parent Failure to Close (the “Parent Termination Fee”).

Delisting of Shares of Company Common Stock

If the Merger is consummated, the Company Common Stock will cease to be quoted on the NASDAQ Stock Market and will be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Debt Commitment

Pursuant to a commitment letter, dated February 11, 2024 (the “Debt Commitment Letter”), provided to Parent by Silver Point Finance, LLC (acting directly or indirectly through its parent or one or more of its direct or indirect affiliates, managed funds or accounts) and Fortress Credit Corp., on behalf of itself and/or as agent on behalf of one or more funds or accounts managed by affiliates of Fortress Credit Corp. (collectively, the “Initial Incremental Lenders”), the Initial Incremental Lenders committed to provide, on the terms and subject to the conditions set forth in the Debt Commitment Letter, at or prior to the closing of the Merger, an incremental term loan facility of $375,000,000, subject to certain customary conditions.

Equity Commitment; Limited Guarantee

Pursuant to an equity commitment letter, dated February 12, 2024, Sweet Oak Holdings LP, a newly formed Delaware limited partnership which indirectly owns Parent (“Newco”), has committed to purchase, or cause to be purchased, directly or indirectly, at or prior to the Effective Time, securities of Parent for an aggregate purchase price in cash not to exceed $300,000,000, subject to the terms and conditions set forth in the equity commitment letter. The commitment contemplated by the equity commitment letter will be funded by Newco via the proceeds of an equity investment in Newco to be made by Rhône Partners VI L.P., a Cayman Islands limited partnership, Rhône Offshore Partners VI L.P., a Cayman Islands limited partnership, and Rhône Partners VI (DE) L.P, a Delaware limited partnership (collectively, the “Guarantors”), contemporaneously with the Closing, subject to the satisfaction of certain conditions precedent to such investment beyond the conditions set forth in the Merger Agreement.

Pursuant to a limited guarantee, dated February 12, 2024, Sababa Holdings FREE, LLC, Rhône Partners VI L.P. and the Guarantors, agreed to severally provide a limited guarantee to the Company of Parent’s obligations under the Merger Agreement with respect to the Parent Termination Fee and certain related expense obligations required to be paid to the Company in accordance with the terms of the Merger Agreement.

The foregoing descriptions of the Merger Agreement, the Merger and the Transactions are not complete and are subject to and qualified in their entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

General

The Merger Agreement, the Merger and the Transactions were unanimously recommended by the Special Committee on February 12, 2024 and unanimously approved by the disinterested members of the Board on February 12, 2024.

The Merger Agreement and the above description of the Merger Agreement have been included to provide investors with information regarding the terms of the Merger and the Merger Agreement. The Merger Agreement and the above description of the Merger Agreement are not intended to provide any other factual information about the Company, Parent, Merger Sub or their respective subsidiaries or affiliates. The Merger Agreement contains representations and warranties of the Company, Parent and Merger Sub. The assertions embodied in those representations and warranties were made for purposes of the Merger Agreement and are qualified by information in disclosure schedules that the parties have exchanged in connection with the execution of the Merger Agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what an investor might view as material, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. Accordingly, you should read the representations and warranties in the Merger Agreement not in isolation but only in conjunction with the other information about the parties and their respective subsidiaries that are included in reports, statements and other filings made with the SEC and the transaction statement on Schedule 13E-3 to be filed by the Company, Parent and certain other persons in connection with the Merger. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company, Parent, Merger Sub or any of their respective subsidiaries, affiliates or businesses.

Cautionary Statement Concerning Forward-Looking Statements

Certain of the matters discussed in this communication constitute forward-looking statements. The forward-looking statements include, among other things, statements regarding the intent, belief or expectations of the Company and can be identified by the use of words such as “may,” “will,” “should,” “would,” “will be,” “will continue,” “will likely result,” “believe,” “project,” “expect,” “anticipate,” “intend,” “estimate” “opportunities,” “possibility,” “strategy,” “maintain” or the negative version of these words and other comparable terms.

All of our forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we are expecting. There are a number of factors that could have material adverse effects on our future results, performance or achievements and cause our actual results to differ materially from the forward-looking statements. These factors include, but are not limited to, the ability of the parties to satisfy the conditions precedent and consummate the proposed Merger, the timing of consummation of the proposed Merger, the ability of the parties to secure any required stockholder approval in a timely manner or on the terms desired or anticipated, failure of Parent to obtain the financing required to consummate the Merger, the ability to achieve anticipated benefits and savings, risks related to the potential disruption of management’s attention due to the pending Merger, operating results and businesses generally, the outcome of any legal proceedings related to the proposed Merger and the general risks associated with the respective businesses of the Company and Parent including the general volatility of the capital markets, terms and employment of capital, the volatility of the Company’s share price, changes in the real estate investment trust industry, interest rates or general economy, potential adverse effects or changes to the relationships with the parties’ customers, competitors, suppliers or employees or other parties resulting from the announcement or completion of the proposed Merger, unpredictability and severity of catastrophic events, including but not limited to the risks related to the effects of pandemics and global outbreaks of contagious diseases (such as the COVID-19 pandemic) and domestic or geopolitical crises, such as terrorism, military conflict (including the outbreak of hostilities between Russia and Ukraine and Israel and Hamas), war or the perception that hostilities may be imminent, political instability or civil unrest, or other conflict. Discussions of some of these other important factors and assumptions are contained in the Company’s filings with the SEC and are available at the SEC’s website at http://www.sec.gov, including Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication, unless noted otherwise. Except as required under the federal securities laws and the rules and regulations of the SEC, the Company does not undertake any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction involving the Company, Parent and Merger Sub. In connection with the proposed transaction, (i) the Company intends to file the relevant materials with the SEC, including a proxy statement on Schedule 14A and (ii) the Company and Parent and certain affiliates of Parent intend to jointly file the Schedule 13E-3. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement, the Schedule 13E-3 and a proxy card to each stockholder of the Company entitled to vote at the Company Stockholders Meeting. This communication is not a substitute for the proxy statement, the Schedule 13E-3 or any other document that the Company may file with the SEC or send to its stockholders in connection with the proposed transaction. The materials to be filed by the Company will be made available to the Company’s investors and stockholders at no expense to them and copies may be obtained free of charge on the Company’s website at www.wholeearthbrands.com.com. In addition, all of those materials will be available at no charge on the SEC’s website at www.sec.gov. Investors and stockholders of the Company are urged to read the proxy statement, the Schedule 13E-3 and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction because they contain important information about the Company and the proposed transaction. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval.

Participants in the Proxy Solicitation:

The Company and its directors, executive officers, other members of its management and employees may be deemed to be participants in the solicitation of proxies of the Company stockholders in connection with the proposed transaction under SEC rules. Investors and stockholders may obtain more detailed information regarding the names, affiliations and interests of the Company’s executive officers and directors in the solicitation by reading the Company’s proxy statement on Schedule 14A filed with the SEC on April 28, 2023, as amended on May 24, 2023, in connection with its 2023 annual meeting of stockholders, and the proxy statement, the Schedule 13E-3 and other relevant materials that will be filed with the SEC in connection with the proposed transaction when they become available. Information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s stockholders generally, will be set forth in the proxy statement relating to the proposed transaction and the Schedule 13E-3 when they become available.

WE URGE INVESTORS TO READ THE PROXY STATEMENT, SCHEDULE 13E-3 AND ANY OTHER RELEVANT DOCUMENTS FILED BY THE COMPANY IN CONNECTION WITH THE PROPOSED MERGER WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, PARENT AND THE PROPOSED MERGER. INVESTORS ARE URGED TO READ THESE DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY.

Simon Consulting Agreement

In connection with the Merger, the Company and Irwin D. Simon entered into a consulting agreement pursuant to which Mr. Simon agreed to provide certain transitional services with respect to the business of the Company following the Effective Time (the “Consulting Agreement”). The Consulting Agreement will provide for a term of six months commencing on the Closing unless the parties agree to an extension or renewal of the Consulting Agreement. As compensation for Mr. Simon’s services, the Company has agreed to pay Mr. Simon a consulting fee of $1.4 million, which will be paid in a single lump sum on the Closing Date. The Consulting Agreement will also contain other customary terms and provisions.

The foregoing description of the Consulting Agreement is qualified in its entirety by reference to the full text of the Consulting Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 12, 2024, the Company entered into a Transaction Bonus Agreement (collectively, the “Agreements”) with certain executives and key employees of the Company, including (i) Rajnish Ohri, its Co-Chief Executive Officer, (ii) Jeffrey Robinson, its Co-Chief Executive Officer, and (iii) Bernardo Fiaux its Chief Financial Officer (each, an “Executive” and collectively, the “Executives”). The Agreements were approved by the Board.

Under the Agreements, each Executive is eligible to receive a cash bonus contingent upon the closing of a “Change in Control” of the Company (as defined in the Agreement), so long as such Change in Control occurs on or before December 31, 2024. For Mr. Ohri and Mr. Robinson, the transaction bonus is equal to $2.1 million. For Mr. Fiaux, the transaction bonus is equal to $897,000. Each bonus is payable in two installments, subject to the Executive's execution of a release of claims in favor of the Company: 50% of the bonus is payable no later than fifteen (15) days following the closing of a Change in Control and the remaining 50% is payable on (a) the six-month anniversary of the Change in Control so long as the Executive is still employed by the Company or (b) the date on which the Executive’s employment with the Company is terminated either (i) by the Company without “Cause” (as defined in the Agreement) or (ii) by the executive for “Good Reason” (as defined in the Agreement), if earlier.

If the Executive terminates employment with the Company for any reason prior to the six-month anniversary of the Effective Time, the Executive receives no severance benefits. Following such initial six-month period following the Effective Time, each Executive will be eligible to receive severance payments and benefits upon termination of the Executive’s employment pursuant to the terms of any severance plans or policies (including any employment agreement or offer letter terms that provide for severance benefits) as in effect at such time.

The Agreements also provide that, in the event that any payments or benefits provided to an Executive constitute “parachute payments” under Section 280G of the Internal Revenue Code, such parachute payments are subject to cut-back to the extent needed so that the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, does not apply.

The Agreements include, among other things, covenants of the Executives that exist with respect to confidentiality, non-competition, and non-solicitation of employees.

The foregoing descriptions do not purport to be complete and are qualified in their entirety by reference to the full text of the applicable agreements, a form of which is filed herewith as Exhibit 10.2 and incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On February 13, 2024, the Company issued a press release announcing entry into the Merger Agreement. A copy of the press release is furnished as Exhibit 99.1 and incorporated by reference into this Item 7.01.

The information provided pursuant to this Item 7.01, including Exhibit 99.1 in Item 9.01, is “furnished” and shall not be deemed to be “filed” with the SEC or incorporated by reference in any filing under the Exchange Act or the Securities Act, except as shall be expressly set forth by specific reference in any such filings.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
2.1	Agreement of Merger, dated February 12, 2024, by and among Ozark Holdings, LLC, Sweet Oak Merger Sub, LLC and Whole Earth Brands, Inc.*
10.1	Consulting Agreement, dated February 12, 2024, by and among Whole Earth Brands, Inc., Ozark Holdings, LLC and Irwin D. Simon.
10.2	Form of Transaction Bonus Agreement.
99.1	Press Release, dated February 13, 2024
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

* Schedules (or similar attachments) have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish copies of any such schedules or similar attachments to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Whole Earth Brands, Inc.

Dated: February 13, 2024	By:	/s/ Ira W. Schlussel
	Name:	Ira W. Schlussel
	Title:	Vice-President and Chief Legal Officer